FOR IMMEDIATE RELEASE                           CONTACT:          Eric Sieracki
                                                                  David Bigelow

                                                                  (818) 225-3550

                        COUNTRYWIDE ANNOUNCES OFFERING OF
                      ZERO COUPON SENIOR CONVERTIBLE NOTES

CALABASAS, CA (February 2, 2001) - Countrywide Credit Industries, Inc. (NYSE:CCR) today announced the offering of 30-year, zero coupon senior convertible notes (the "Notes"). The company expects to receive gross proceeds of $500 million, which will be used to pay down debt and for general corporate purposes.

The Notes will be convertible into shares of Countrywide common stock if the market price of the shares reaches specified thresholds above the conversion price. The initial conversion premium is 30 percent, which would result in an initial conversion price of $64.08, based on Countrywide's closing price of $49.29 on February 1, 2001. Implicit in the issue price of the Notes is a yield to maturity of 1.00 percent.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The Notes and the shares of Countrywide common stock issuable upon conversion have not been, and will not be, registered under the Securities Act of 1933 or any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Certain of the information included in this press release may contain forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical results or those anticipated due to a number of factors such as the direction and level of interest rates, competitive and general economic conditions in each of our business sectors, expense management and other risks detailed in documents filed by the company with the Securities and Exchange Commission from time to time. Words like "believe", "expect", "should", "may", "could", "anticipated" and other expressions which indicate future events and trends identify forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statements.